EXHIBIT 10.2

September 14, 2006

Mr. Clyde Smith
#106-1680 56th Street
Delta, B.C. V4L 2L6
Canada

Dear Mr. Smith:

On behalf of Wits Basin Precious Minerals Inc., (the “Company”), I am pleased to extend an offer of employment to you in the position of President.

This letter (the “Letter”) shall confirm our understanding as to the terms of your employment with the Company.

1. This Letter is being provided to you as an offer to begin work on September 14, 2006, with an effective date being your date of acceptance written below (the “Effective Date”), limited to the provisions of Section 8, as an employee of the Company and receive an annual base salary of U.S. $120,000, payable to you at U.S. $10,000 per month on the last day of each month, for professional services as a U.S. citizen in accordance with the Company’s regular payroll practices. You will be eligible for an annual bonus, based on personal performance, as determined by the Company’s Board (the “Board”). The personal performance criteria are to be defined by the Board on an annual basis.

2. You shall be entitled to receive stock options to purchase 1,500,000 shares of the Company’s Common Stock at a per share price equal to the closing sale price of the Company’s Common Stock on the OTC Bulletin Board on the Effective Date (the “Standard Options”) (subject to adjustment for splits and/or other capital restructuring), such Standard Options to vest ratably, at 300,000 shares per year, over a five year period commencing on the Effective Date.

You shall also be entitled to receive stock options to purchase an additional 500,000 shares (the “Performance Based Stock Options” and together with the Standard
Options, the “Options”) of the Company’s Common Stock at a per share price equal to the closing sale price of the Company’s Common Stock on the OTC Bulletin Board, on the Effective Date (subject to adjustment for splits and/or other capital restructuring), such Performance Based Stock Options to vest, at 100,000 shares per year on the anniversary of the Effective Date, over a five year period based on objective criteria determined by the Board from time to time prior to the commencement of each year.

All terms of the Options will be issued pursuant to the Company’s 1999 Stock Option Plan. Options will only vest if you are an employee of the Company on the applicable vesting date. Upon the termination of your employment with the Company (for any reason), the unvested portions of all Options will be deemed expired.

3. You shall be reimbursed for all of your out-of-pocket expenses incurred in connection with the Company’s business in accordance with Company policy.

4. Your employment with the Company will be for an indefinite term and nothing in this Letter modifies at at-will employment relationship with the Company.

5. Your title at the Company shall be President.

6. You represent to the Company that your employment with the Company will not constitute a breach or other violation of any agreement or contract under which you are bound or any other obligation that you owe to any third party. You further represent that no approvals or consents are required in order for you to be employed by the Company as contemplated by this letter. The Company acknowledges that you have current consulting obligations to two other companies and that you will continue to meet those obligations.

7. Your employment with the Company will also be subject to our established policies and procedures, including executing the Company’s form of Confidentiality Agreement.

8. This offer for employment is valid until September 22, 2006. If the Company does not receive a response by you as of this date, the offer will expire.

If you find the foregoing arrangement acceptable and believe that the foregoing accurately summarizes our understanding, please kindly so indicate by executing and dating the attached copy of this letter in the space provided and returning a copy to me.

Very Truly Yours,

Wits Basin Precious Minerals Inc.

By:	/s/ H. Vance White
H. Vance White
Its: CEO

Agreed to and accepted
This -15 day of September, 2006 (the Effective Date)

/s/ Clyde L. Smith

Clyde Smith